EXHIBIT 4(s)

SECURITIES RESOLUTION NO. 3 OF THE EMPIRE DISTRICT ELECTRIC COMPANY

I, Janet S. Watson, Secretary-Treasurer of The Empire District Electric Company (the “Company”), do hereby certify that the attached is a true and correct copy of Securities Resolution No. 3 duly adopted by the President and Vice President - Finance of the Company pursuant to authorization delegated to them by the Board of Directors of the Company at a meeting called and held on December 17, 2002; and I do further certify that said resolution has not been rescinded and remains in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of THE EMPIRE DISTRICT ELECTRIC COMPANY this 18th day of December, 2002.

	By:	/s/ Janet S. Watson
	Name:	Janet S. Watson
	Title:	Secretary-Treasurer

[CORPORATE SEAL]

EXHIBIT 4(s)

7.05% Senior Notes Due 2022

SECURITIES RESOLUTION NO. 3
OF
THE EMPIRE DISTRICT ELECTRIC COMPANY

The actions described below are taken by the President and Vice President - Finance of THE EMPIRE DISTRICT ELECTRIC COMPANY (the “Company”), pursuant to Board (as such term is defined in the Indenture referred to below) delegation, in accordance with resolutions adopted by the Board of the Company on December 17, 2002, and Section 2.01 of the Indenture dated September 10, 1999 (the “Indenture”) between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee.  Terms used herein and not defined have the same meaning given such terms in the Indenture.

RESOLVED, that a new series of Securities is authorized as follows:

1.                                       The title of the series is 7.05% Senior Notes Due 2022 (the “Notes”).

2.                                       The form of the Notes shall be substantially in form of Exhibit 1 hereto.

3.                                       The Notes shall have the terms set forth in Exhibit 1.

4.                                       The Notes shall have such other terms as are set forth in Exhibit 2 hereto.

5.                                       The Notes shall be sold to the underwriters named in the prospectus supplement dated December 18, 2002 on the following terms:

Price to Public:	100.00%
Underwriting Discount:	2.90%

This Securities Resolution shall be effective as of December 18, 2002.

/s/ William L. Gipson
Name:	William L. Gipson
Title:	President and Chief Executive Officer

/s/ Gregory A. Knapp
Name:	Gregory A. Knapp
Title:	Vice President - Finance and Chief
Financial Officer

EXHIBIT 1

CUSIP 291641AX6

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No.	$50,000,000

THE EMPIRE DISTRICT ELECTRIC COMPANY

7.05% Senior Notes Due 2022

THE EMPIRE DISTRICT ELECTRIC COMPANY
promises to pay to Cede & Co.

or registered assigns
the principal sum of Fifty Million Dollars on December 15, 2022

Interest Payment Dates:  March 15, June 15, September 15, December 15
Record Dates:  March 1, June 1, September 1, December 1

Dated: December 23, 2002

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
Transfer Agent and Paying Agent

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:
[Title of Authorized Officer]

By:
[Title of the Authorized Officer]

(SEAL)

Authenticated:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

Registrar

By:
Authorized Signature

THE EMPIRE DISTRICT ELECTRIC COMPANY
7.05% Senior Notes Due 2022

1.                                      Interest.

The Empire District Electric Company (the “Company”), a Kansas corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above.  The Company will pay interest on March 15, June 15, September 15 and December 15 of each year commencing March 15, 2003.  Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 23, 2002.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.

The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company may pay principal and interest by check payable in such money.  It may mail an interest check to a holder’s registered address.

3.                                      Securities Agents.

Initially, Wells Fargo Bank Minnesota, National Association, Attention:  Corporate Trust Department, will act as Paying Agent, Transfer Agent and Registrar.  The Company may change any Paying Agent or Transfer Agent without notice or provide for more than one such agent.  The Company or any Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

4.                                      Indenture.

The Company issued $50,000,000 principal amount of the securities of this series (the “Securities”) under an Indenture dated as of September 10, 1999 (the “Indenture”) between the Company and Wells Fargo Bank Minnesota, National Association (the “Trustee”).  The terms of the Securities include those stated in the Indenture and in the Securities Resolution creating the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa–77bbbb).  Securityholders are referred to the Indenture, the Securities esolution and the Trust Indenture Act of 1939 for a statement of such terms.

5.                                      Optional Redemption.

On or after December 15, 2006, the Company may at its option redeem all or part of the Securities on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of Securities whose Securities are to be redeemed.  The redemption price shall equal 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

6.                                      Notice of Optional Redemption.

Notice of optional redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed at such holder’s registered address.

A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice (“Conditional Redemption”), and such notice of Conditional Redemption shall be of no effect unless all such conditions to the redemption have occurred on or before such date or have been waived by the Company.

7.                                      Redemption Upon Death of Beneficial Owner.

The Company will redeem Securities at the option of the representative of any deceased beneficial owner of Securities at a redemption price equal to 100% of the principal amount of Securities being redeemed, plus accrued and unpaid interest to the redemption date.  The maximum principal amount of Securities that the Company will redeem in this manner during the period from the original issue date of the Securities through December 15, 2003, and during each twelve-month period after December 15, 2003, will be $25,000 per deceased beneficial owner and an aggregate of $1,000,000 for all deceased beneficial owners.

8.                                      Denominations, Transfer, Exchange.

The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture.  The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture.  The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption.  Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities is to be redeemed.

9.                                      Persons Deemed Owners.

The registered holder of a Security may be treated as its owner for all purposes.

10.                               Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment.  Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

11.                               Covenants.

The Securities are unsecured general obligations of the Company limited to $50,000,000 principal amount.  The Indenture does not limit other unsecured debt.

12.                               Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

13.                               Defeasance Prior to Redemption or Maturity.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity.  U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

14.                               Defaults and Remedies.

An Event of Default includes:  default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default for 60 days in payment or satisfaction of any sinking fund obligation; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; certain events of bankruptcy or insolvency; and any other Event of Default provided for in the series.  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities.  Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Securityholders notice of  any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

15.                               Trustee Dealings with Company.

Wells Fargo Bank Minnesota, National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

16.                               No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Securityholder by accepting a Security waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Securities.

17.                               Authentication.

This Security shall not be valid until authenticated by a manual signature of the Registrar.

18.                               Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as:  TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act) and U/T/M/A (=Uniform Transfers to Minors Act).

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this Security in larger type.  Requests may be made to:  Secretary, The Empire District Electric Company, 602 Joplin Street, Joplin, Missouri 64801.

EXHIBIT 2

7.05% Senior Notes due 2022

Supplemental Terms

In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 3, the 7.05% Senior Notes due 2022 (the “Notes”) shall have the following terms:

Section 1.               Definitions.  Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture.  The following is an additional definition applicable to the Notes:

“Depositary” means, with respect to the Notes issued as a global Security, The Depository Trust Company, New York, New York, or any successor thereto registered under the Securities Exchange Act of 1934 or other applicable statute or regulation.

Section 2.               Securities Issuable as Global Securities.

(a)           The Notes shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this Section 2, be registered only in the name of the Depositary or its nominee.  Each global Security shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

(b)           If at any time (i) the Depositary with respect to the Notes notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or (ii) the Depositary for the Notes shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security.  If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Registered Securities in the manner provided in Section 2.07 of the Indenture.

(c)           The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pursuant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the Notes or (ii) the Company determines that the Notes shall no longer be represented by global Securities.

(d)           In any exchange provided for in the preceding paragraph (b) or (c), the Company will execute and the Registrar will authenticate and deliver Registered Securities.  Registered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar.  The Registrar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.

Section 3.               Optional Redemption.  On or after December 15, 2006, the Company may at its option redeem all or part of the Notes on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of Notes whose Notes are to be redeemed.  The redemption price shall equal 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

On and after the redemption date, interest shall cease to accrue on the Notes or any portion thereof called for redemption.  On or before the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.  If less than all of the Notes are to be redeemed, the Trustee shall select the Notes, or portions thereof, to be redeemed by a method considered by the Trustee to be fair and appropriate.

Section 4.               Redemption by the Company in the Event of Death of a Beneficial Owner.

Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right to request redemption prior to stated maturity of all or part of his or her interest in the Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from the original issue date through and including December 15, 2003 (the “Initial Period”), and during any twelve-month period which ends on and includes each December 15 thereafter (each such twelve-month period being hereinafter referred to as a “Subsequent Period”), (i) on behalf of a deceased Beneficial Owner any interest in the Notes which exceeds $25,000 principal amount or (ii) interests in the Notes exceeding $1,000,000 in aggregate principal amount.  A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Notes in the Initial Period or any Subsequent Period in excess of the $25,000 limitation.  Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,000,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.  The Company may, at its option, redeem interests of deceased Beneficial Owners in the Notes, in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding $1,000,000.  Any such redemption, to the extent it exceeds the $1,000,000 aggregate limitation shall not reduce the $1,000,000 aggregate limitation for any Subsequent Period.  On any determination by the Company to redeem Notes in excess of the $25,000 limitation or the $1,000,000 aggregate limitation, Notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Trustee.

A request for redemption of an interest in the Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a “Representative”), provided that the principal amount is in integral multiples of $1,000.  The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of a Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require.  The request shall specify the principal amount of the interest in the Notes to be redeemed, which amounts must be in integral multiples of $1,000.  The Participant shall thereupon deliver to the Depositary a request for redemption substantially in the form attached as Exhibit A hereto (a “Redemption Request”).  The Depositary will, on receipt thereof, forward the same to the Trustee.  The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the $25,000 limitation and the $1,000,000 aggregate limitation.  The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the $1,000,000 aggregate limitation with the Company.  The Depositary, the Company and the Trustee may

conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

Subject to the $25,000 limitation and the $1,000,000 aggregate limitation, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Notes within 60 days following receipt by the Company of a Redemption Request from the Trustee.  If Redemption Requests exceed the aggregate principal amount of interests in Notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests.  The Company may, at any time notify the Trustee that it will redeem, on a date not less than 30 nor more than 60 days thereafter, all or any such lesser amount of Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $1,000,000 aggregate limitation.  Any Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.

The price to be paid by the Company for the Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment.  Subject to arrangements with the Depositary, payment for interests in the Notes which are to be redeemed shall be made to the Depositary upon presentation of Notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depositary which are to be fulfilled in connection with such payment.  The principal amount of any Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this section shall not be included in the computation of either the $25,000 limitation or the $1,000,000 aggregate limitation for the Initial Period or for any Subsequent Period.

For purposes of this section, a “Beneficial Owner” means the Person who has the right to sell, transfer or otherwise dispose of an interest in a Note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof.  In general, a determination of beneficial ownership in the Notes will be subject to the rules, regulations and procedures governing the Depositary and institutions that have accounts with the Depositary or a nominee thereof (“Participants”).

For purposes of this section, an interest in a Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner.  The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant.  Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person’s lifetime.

In the case of a redemption request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Notes, the Notes which are the subject of such pending redemption request shall be redeemed prior to any other Notes.

Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the Depository and by the Depositary to the Trustee not less than 30 days prior to payment thereof by the Company.

The Company may, at its option, purchase any Notes for which Redemption Requests have been received in lieu of redeeming such Notes.  Any Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

During such time or times as the Notes are not represented by a global Security and are issued in definitive form, all references in this Section to Participants and the Depositary, including the Depositary’s governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all redemption requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes mutually agreed upon by the Trustee and the Company to reflect the fact that the Redemption Request is being executed by a Representative) (including provision for signature guarantees)) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Note that is the subject of such request, or if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request.  If the record interest in the Note is held by a nominee of the deceased Beneficial Owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the Note must also be delivered.

EXHIBIT A

FORM OF REDEMPTION REQUEST
THE EMPIRE DISTRICT ELECTRIC COMPANY
7.05% SENIOR NOTES

due December 15, 2022
(the “Notes”)

CUSIP NO. 291641AX6

The undersigned,                                                    (the “Participant”), does hereby certify, pursuant to the provisions of that certain Indenture dated as of September 10, 1999 (the “Indenture”) made by The Empire District Electric Company (the “Company”) and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), to the Depositary Trust Company (the “Depositary”), the Company and the Trustee that:

1.             [Name of deceased Beneficial Owner] is deceased.

2.             [Name of deceased Beneficial Owner] had a $                        interest in the above referenced Notes.

3.             [Name of Representative] is [Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $                         principal amount of said Notes be redeemed pursuant to said Indenture.  The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

4.             The Participant holds the interest in the Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

5.             The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability (collectively, the “Damages”) incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates.  The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of                            ,                   .

[PARTICIPANT NAME]

By:
Name:
Title: